Exhibit 4.1

EXECUTION VERSION

FREEPORT-MCMORAN OIL & GAS LLC,

Successor Issuer,

FCX OIL & GAS INC.,

Co-Issuer,

FREEPORT-MCMORAN COPPER & GOLD INC.,

Parent Guarantor,

PLAINS EXPLORATION & PRODUCTION COMPANY,

Original Issuer,

and

WELLS FARGO BANK, N.A.,

Trustee

EIGHTEENTH SUPPLEMENTAL INDENTURE

Dated as of May 31, 2013

To

INDENTURE

Dated as of March 13, 2007

Exhibit 4.1

PAGE

ARTICLE 1
REPRESENTATIONS OF THE SUCCESSOR ISSUER, THE CO-ISSUER, THE PARENT GUARANTOR AND THE ORIGINAL ISSUER

Section 1.01. Good Standing	3
Section 1.02. Authorization	3
Section 1.03. No Default	3
Section 1.04. Consolidated Net Worth	3
Section 1.05. Without Consent of Holders	4

ARTICLE 2
ASSUMPTION AND AGREEMENTS

Section 2.01. Assumption of Obligations	4
Section 2.02. Notation of Securities	4
Section 2.03. Discharge of Original Issuer	4

ARTICLE 3
PARENT GUARANTEE

Section 3.01. The Parent Guarantee	4
Section 3.02. Parent Guarantee Unconditional	5
Section 3.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	5
Section 3.04. Waiver by the Parent Guarantor	6
Section 3.05. Subrogation	6
Section 3.06. Stay of Acceleration	6
Section 3.07. Notation of Parent Guarantee Not Required	6
Section 3.08. Release of Parent Guarantor	6
Section 3.09. Benefits Acknowledged	6

ARTICLE 4
AMENDMENT OF INDENTURE

Section 4.01. Defined Terms	7
Section 4.02. Amendment of Section 5.1 of the Indenture	7
Section 4.03. Amendment of Section 5.2 of the Indenture	10
Section 4.04. Amendment of Section 10.7 of the Indenture	11

ARTICLE 5
MISCELLANEOUS

Section 5.01. General References	12
Section 5.02. Effectiveness of Eighteenth Supplemental Indenture	12

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EIGHTEENTH SUPPLEMENTAL INDENTURE, dated as of May 31, 2013 (this “Eighteenth Supplemental Indenture”), by and among FREEPORT-MCMORAN OIL & GAS LLC (f/k/a IMONC LLC), a Delaware limited liability company (the “Successor Issuer”), FCX OIL & GAS INC., a Delaware corporation and the direct wholly owned subsidiary of the Parent Guarantor (the “Co-Issuer”), FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation (the “Parent Guarantor”), PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation (the “Original Issuer”), and WELLS FARGO BANK, N.A., a nationally chartered banking association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Original Issuer, certain subsidiary guarantors and the Trustee have heretofore executed and delivered an indenture, dated as of March 13, 2007 (as amended, supplemented or otherwise modified from time to time, including without limitation pursuant to this Eighteenth Supplemental Indenture, the “Indenture”);

WHEREAS, the following series of Securities have been issued pursuant to the Indenture and are outstanding as of the date of this Eighteenth Supplemental Indenture: the 7.625% Senior Notes due 2018, 8.625% Senior Notes due 2019, 7.625% Senior Notes due 2020, 6.625% Senior Notes due 2021, 6.75% Senior Notes due 2022, 6.125% Senior Notes due 2019, 6.50% Senior Notes due 2020 and 6.875% Senior Notes due 2023 (collectively, the “Outstanding Notes”);

WHEREAS, each of Arguello Inc., Latigo Petroleum, Inc., Plains Acquisition Corporation, Plains Resources Inc., Pogo Partners, Inc., PXP Producing Company LLC, PXP Aircraft LLC, PXP Gulf Coast LLC, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and PXP Offshore LLC is a Restricted Subsidiary that is obligated under a Subsidiary Guarantee with respect to the Outstanding Notes as of the date of this Eighteenth Supplemental Indenture (each, an “Existing Subsidiary Guarantor” and collectively, the “Existing Subsidiary Guarantors”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 5, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Merger Agreement”), by and among the Original Issuer, the Parent Guarantor and the Successor Issuer, the Original Issuer will be merged with and into the Successor Issuer, with the Successor Issuer continuing as the surviving company and a direct wholly owned subsidiary of the Parent Guarantor (the “Merger” and the time at which the Merger becomes effective in accordance with Section 1.3 of the Merger Agreement, the “Merger Effective Time”);

WHEREAS, prior to the date of this Eighteenth Supplemental Indenture, the Original Issuer was designated the “Company” under the Indenture, and Section 8.1 of the Indenture provides, among other things, that the Company may merge into any other Person if the Person surviving any such merger is a limited liability company organized or existing under the laws of any state of the United States, such Person assumes all the obligations of the Company under the Securities and the Indenture pursuant to agreements reasonably satisfactory to the Trustee and certain other conditions are complied with, provided that a corporate co-issuer shall be added to the Indenture by agreements reasonably satisfactory to the Trustee;

WHEREAS, the parties hereto desire to amend the Indenture to, among other things, evidence the succession by each of the Successor Issuer and the Co-Issuer to the Original Issuer and the assumption by each of the Successor Issuer and the Co-Issuer of all the obligations of the “Company” under the Securities and the Indenture as of the Merger Effective Time;

WHEREAS, Section 14.5 of the Indenture provides, among other things, that each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee with respect to any series of the Outstanding Notes at such time as such Guarantor does not have outstanding any Guarantee of any Indebtedness (other than such series of the Outstanding Notes) of the Company or any Guarantor in excess of $10.0 million in aggregate principal amount;

WHEREAS, in connection with the Merger, the Parent Guarantor has repaid the debt outstanding under the Original Issuer’s Amended and Restated Credit Agreement dated as of November 30, 2012, among the Original Issuer, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Royal Bank of Canada, as co-syndication agents, and The Bank of Nova Scotia and Toronto Dominion (New York) LLC, as co-documentation agents, and as of the time of such repayment, each Existing Subsidiary Guarantor did not have outstanding any Guarantee of any Indebtedness (other than the Outstanding Notes) of the Company or any Guarantor in excess of $10.0 million in aggregate principal amount and therefore was automatically released and relieved of any obligations under its respective Subsidiary Guarantee with respect to each series of the Outstanding Notes pursuant to Section 14.5 of the Indenture;

WHEREAS, Section 9.1 of the Indenture provides, among other things, that, without the consent of any holder of a Security, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities Guarantees or the Securities (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and, to the extent applicable, to the Securities and (ii) to make any change to any provision of the Indenture that does not adversely affect the rights or interests of any Holder of Securities; and

WHEREAS, Section 10.7 of the Indenture provides, among other things, that, if the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing with the SEC the annual reports, quarterly reports and current reports that the Company would be required to file with the SEC on Forms 10-K, 10-Q and 8-K under the Exchange Act if the Company were required to file such reports;

WHEREAS, in connection with the Merger, the Original Issuer will cease to be a reporting company under the Exchange Act and will cease to have an obligation, other than pursuant to the Indenture, to file reports with the SEC on Forms 10-K, 10-Q and 8-K;

WHEREAS, as of the Merger Effective Time, the Parent Guarantor desires to (i) fully and unconditionally guarantee all payment obligations of the Company with respect to the Outstanding Notes on the terms set forth herein and (ii) assume the reporting obligations set forth in Section 10.7 of the Indenture in lieu of the Company for so long as such guarantee is in effect;

WHEREAS, the Original Issuer has requested that the Trustee execute and deliver this Eighteenth Supplemental Indenture pursuant to Section 9.1 of the Indenture, and all conditions precedent and requirements necessary to make this Eighteenth Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Successor Issuer, the Co-Issuer, the Parent Guarantor, the Original Issuer and the Trustee agree as follows:

ARTICLE 1

REPRESENTATIONS OF THE SUCCESSOR ISSUER, THE CO-ISSUER, THE PARENT GUARANTOR

AND THE ORIGINAL ISSUER

Each of the Successor Issuer, the Co-Issuer, the Parent Guarantor and the Original Issuer represents and warrants to the Trustee, with respect to itself and in each case only to the extent applicable, as follows:

Section 1.01. Good Standing. It is a limited liability company or corporation duly formed or organized, validly existing and, to the extent applicable, in good standing under the laws of its respective state of incorporation or formation as set forth in the preamble hereto.

Section 1.02. Authorization. The execution, delivery and performance by it of this Eighteenth Supplemental Indenture have been authorized and approved by all necessary action on its part.

Section 1.03. No Default. Immediately after the Merger, no Default or Event of Default will exist.

Section 1.04. Consolidated Net Worth. The Successor Issuer will have Consolidated Net Worth immediately after the Merger equal to or greater than the Consolidated Net Worth of the Original Issuer immediately preceding the Merger.

Section 1.05. Without Consent of Holders. This Eighteenth Supplemental Indenture is executed and delivered pursuant to Sections 9.1(b) and 9.1(g) of the Indenture and does not require the consent of any Holder of any Outstanding Notes.

ARTICLE 2

ASSUMPTION AND AGREEMENTS

Section 2.01. Assumption of Obligations. Each of the Successor Issuer and the Co-Issuer hereby agrees, as of the Merger Effective Time, to assume, to be bound by and to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all obligations of the Company under the Indenture and the Securities on the terms and subject to the conditions set forth in the Indenture.

Section 2.02. Notation of Securities. Securities authenticated and delivered after the Merger Effective Time may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this Eighteenth Supplemental Indenture.

Section 2.03. Discharge of Original Issuer. At the Merger Effective Time, the Successor Issuer and the Co-Issuer shall succeed to, and be substituted for, the Original Issuer (so that from and after the Merger Effective Time, the provisions of the Indenture and the Securities referring to the “Company” shall refer instead to the Successor Issuer and the Co-Issuer and not to the Original Issuer) and may exercise every right and power of the Company under the Indenture and the Securities, with the same effect as if the Successor Issuer and the Co-Issuer had been named as the Company therein. When the Successor Issuer and the Co-Issuer assume all of the Original Issuer’s obligations under the Indenture and the Securities, the Original Issuer shall be discharged from those obligations.

ARTICLE 3

PARENT GUARANTEE

The Parent Guarantor hereby agrees that:

Section 3.01. The Parent Guarantee. Subject to the provisions of this Article Three, the Parent Guarantor hereby agrees, as of the Merger Effective Time, to fully and unconditionally guarantee the full and punctual payment (whether at maturity, upon acceleration, upon redemption or otherwise) of the principal of (and premium, if any) and interest on, and all other amounts payable under, each series of the Outstanding Notes, and the full and punctual payment of all other amounts payable by the Company to the Holders of each series of the Outstanding Notes under the Indenture (the “Parent Guarantee”). Upon the failure by the Company to fully and punctually pay any such amount, the Parent Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 3.02. Parent Guarantee Unconditional. The Parent Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any series of the Outstanding Notes, by operation of law or otherwise;

(b) any modification or amendment of, or supplement to, the Indenture or any series of the Outstanding Notes (other than a modification, amendment or supplement effected in accordance with the terms of the Indenture which expressly releases, discharges or otherwise affects the Parent Guarantee);

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any series of the Outstanding Notes;

(d) the existence of any claim, set-off or other right that the Parent Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to, or against the Company for any reason of, the Indenture or any series of the Outstanding Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any series of the Outstanding Notes or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3.02, constitute a legal or equitable discharge of or defense to the Parent Guarantor’s obligations hereunder (other than an act contemplated by the parenthetical in Section 3.02(b) above).

Section 3.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 3.08, the Parent Guarantee shall remain in full force and effect until the principal of (and premium, if any) and interest on, and all other amounts payable under, each series of the Outstanding Notes, and all other amounts payable by the Company to the Holders of each series of the Outstanding Notes under the Indenture have been paid in full. If at any time any payment of the principal of (or premium, if any) or interest on, or any other amounts payable under, any series of the Outstanding Notes or any other amount payable by the Company to the Holders of any series of the Outstanding Notes under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Parent Guarantee with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 3.04. Waiver by the Parent Guarantor. The Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 3.05. Subrogation. The Parent Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Outstanding Notes, the Parent Guarantee and the Indenture with respect to the Outstanding Notes, the Parent Guarantor shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of the Parent Guarantee, whether by subrogation or otherwise, against the Company.

Section 3.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company to the Holders of any series of Outstanding Notes under the Indenture or the Outstanding Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Parent Guarantor hereunder forthwith on demand by the Trustee or the Holders of such series of Outstanding Notes.

Section 3.07. Notation of Parent Guarantee Not Required. The Parent Guarantor acknowledges that the Parent Guarantee shall remain in full force and effect notwithstanding the absence on any Outstanding Note of a notation relating to the Parent Guarantee.

Section 3.08. Release of Parent Guarantor. The Parent Guarantor’s obligations under the Parent Guarantee shall terminate upon (a) satisfaction and discharge of the Indenture pursuant to Article Four of the Indenture or (b) Legal Defeasance or Covenant Defeasance pursuant to Article Thirteen of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Parent Guarantor from its obligations under the Parent Guarantee.

Section 3.09. Benefits Acknowledged. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by the Parent Guarantor pursuant to the Parent Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4

AMENDMENT OF INDENTURE

With respect to the Outstanding Notes, the Indenture is hereby amended as set forth below in this Article Four; provided, however, that each such amendment shall apply only to the Outstanding Notes and not to any other series of Securities issued under the Indenture.

Section 4.01. Defined Terms. Subject to the limitations set forth in the preamble to Article Four of this Eighteenth Supplemental Indenture, Section 1.1 of the Indenture is hereby amended by inserting or restating, as the case may be, each of the following defined terms in its appropriate alphabetical position:

“Company” means Freeport-McMoRan Oil & Gas LLC and FCX Oil & Gas Inc. until a successor or resulting corporation shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor or resulting corporation.

“Parent Guarantee” has the meaning given to such term in Section 3.01 to the Eighteenth Supplemental Indenture hereto, dated as of May 31, 2013.

“Parent Guarantor” means Freeport-McMoRan Copper & Gold Inc., but only for so long as Freeport-McMoRan Copper & Gold Inc. remains obligated under the Parent Guarantee pursuant to the terms of the Eighteenth Supplemental Indenture hereto, dated as of May 31, 2013.

Section 4.02. Amendment of Section 5.1 of the Indenture. Subject to the limitations set forth in the preamble to Article Four of this Eighteenth Supplemental Indenture, Section 5.1 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 5.1 Events of Default.

(a) Each of the following is an “Event of Default”:

(i) default in any payment of interest on any Note under this Indenture when due, continued for 30 days;

(ii) default in the payment of principal of or premium, if any, on any Note under this Indenture when due at its Stated Maturity, upon optional redemption, upon mandatory redemption (solely with respect to the 6.50% Senior Notes due 2020 and 6.875% Senior Notes due 2023), upon required repurchase, upon declaration or otherwise;

(iii) failure by the Company to comply with its obligations under Article Eight of this Indenture or to consummate a purchase of Notes when required pursuant to Section 10.12 or Section 10.15 of this Indenture;

(iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of a written notice (sent by registered or certified mail, specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture) from the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes to comply with Section 10.9 or Section 10.11 of this Indenture or to comply with the provisions described under Section 10.12 or Section 10.15 of this Indenture to the extent not described in clause (iii) of this Section 5.1(a);

(v)(A) except as addressed in subclause (B) of this clause (v), failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of a written notice (sent by registered or certified mail, specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture) from the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes to comply with any of the other agreements in this Indenture or the Notes or (B) failure by the Parent Guarantor for 180 days after such notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes to comply with Section 10.7 of this Indenture;

(vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(vii) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) any Subsidiary Guarantee shall be held in a judicial proceeding, or be asserted by the Company or any Guarantor, as applicable, not to be, enforceable or valid or shall cease to be in full force and effect (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with this Indenture);

(ix) the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) makes a general assignment for the benefit of its creditors, or

(D) generally is not paying its debts as they become due; and

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, in an involuntary case; or

(B) appoints a custodian of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, or for all or substantially all of the property of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company; or

(C) orders the liquidation of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(b) The Company shall, so long as any of the Notes are Outstanding, deliver to the Trustee, within five Business Days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.”

Section 4.03. Amendment of Section 5.2 of the Indenture. Subject to the limitations set forth in the preamble to Article Four of this Eighteenth Supplemental Indenture, Section 5.2 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 5.2. Acceleration of Maturity; Rescission and Annulment; Interest Rate Increase.

(a) To the extent permitted by applicable law, in the case of an Event of Default specified in clause (ix) or clause (x) of Section 5.1(a) of this Indenture, all then Outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration. Upon any such declaration, the Notes shall become due and payable immediately.

(b) At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article Five provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Company or one or more of the Guarantors has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Notes,

(B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Notes,

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Notes, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(ii) all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of this Indenture.

(iii) No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c) Notwithstanding the foregoing Section 5.2(b), if an Event of Default specified in clause (vi) of Section 5.1(a) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

(d) Upon any failure by the Parent Guarantor for 60 days to comply with Section 10.7 of this Indenture, the interest rate on the Notes will increase by 50 basis points (0.5%) and remain at such increased rate thereafter but only for so long as there is a Default under such Section 10.7, and upon resumption of compliance by the Parent Guarantor with such Section 10.7, the interest rate on the Notes will be reset at the initial rate applicable on the Issue Date.”

Section 4.04. Amendment of Section 10.7 of the Indenture. Subject to the limitations set forth in the preamble to Article Four of this Eighteenth Supplemental Indenture, Section 10.7 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 10.7 Reports.

(a) Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are Outstanding, the Parent Guarantor will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Parent Guarantor will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations):

(i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K under the Exchange Act if the Parent Guarantor were required to file such reports; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K under the Exchange Act if the Parent Guarantor were required to file such reports.

The Parent Guarantor shall be deemed to have furnished such reports to the Trustee and the Holders if it has filed such reports with the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval System, or any successor system, and such reports are publicly available.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Parent Guarantor’s consolidated financial statements by the Parent Guarantor’s certified independent accountants.

(c) If, at any time, the Parent Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent Guarantor will nevertheless continue filing the reports specified in Section 10.7(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Parent Guarantor will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent Guarantor’s filings for any reason, the Parent Guarantor will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Parent Guarantor were required to file those reports with the SEC.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraphs of this Section 10.7 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent Guarantor, the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.”

ARTICLE 5

MISCELLANEOUS

Section 5.01. General References. Unless otherwise specified or unless the context otherwise requires, (i) all references in this Eighteenth Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Eighteenth Supplemental Indenture and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Eighteenth Supplemental Indenture.

Section 5.02. Effectiveness of Eighteenth Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this Eighteenth Supplemental Indenture shall become effective only as of the Merger Effective Time. Promptly after the Merger Effective Time, the Successor Issuer shall provide notice thereof to the Trustee. If the Original Issuer notifies the Trustee in writing that the Merger Effective Time will not occur, then the provisions hereof shall not become effective. Upon the effectiveness of this Eighteenth Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Eighteenth Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 5.03. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed.

Section 5.04. Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this Eighteenth Supplemental Indenture, the provisions of this Eighteenth Supplemental Indenture shall control.

Section 5.05. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Parent Guarantor or any successor of the Parent Guarantor shall have any liability by reason of his, her or its status as such under or upon any obligation, covenant or agreement of the Parent Guarantor contained in this Eighteenth Supplemental Indenture, the Indenture or the Outstanding Notes, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the Holders of the Outstanding Notes by their acceptance of the Parent Guarantee and as part of the consideration for the making of the Parent Guarantee.

Section 5.06. Notices and Demands. (a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Eighteenth Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any series of Outstanding Notes to or upon the Successor Issuer or the Co-Issuer shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Successor Issuer or the Co-Issuer is filed by the Successor Issuer or the Co-Issuer, as applicable, with the Trustee) c/o Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer.

(b) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Eighteenth Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any series of Outstanding Notes to or upon the Parent Guarantor shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Parent Guarantor is filed by the Parent Guarantor with the Trustee) to Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer.

(c) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Eighteenth Supplemental Indenture or the Indenture to be given or made by the Parent Guarantor to or upon the Trustee or the Holders of any series of Outstanding Notes shall be given or made in accordance with Section 1.6 of the Indenture. As of the date of this Eighteenth Supplemental Indenture, the address for any such notice, demand, direction, request or other document to be given or made to or upon the Trustee is 750 N. St. Paul Place, Suite 1750, Dallas, Texas 75201, Attention: Corporate Trust, Municipal and Escrow Services.

Section 5.07. Benefits of Supplemental Indenture. Nothing in this Eighteenth Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Security Registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Eighteenth Supplemental Indenture.

Section 5.08. Successors and Assigns. All covenants and agreements in this Eighteenth Supplemental Indenture made by the Successor Issuer, the Co-Issuer, the Parent Guarantor, the Original Issuer or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 5.09. Severability. If any provision of this Eighteenth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder of any series of Outstanding Notes shall have any claim therefor against any party hereto.

Section 5.10. Governing Law. This Eighteenth Supplemental Indenture and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction), except to the extent that the Trust Indenture Act is applicable.

Section 5.11. Counterparts. This Eighteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.12. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.13. Obligations Under Indenture. For the avoidance of doubt, the Parent Guarantor shall not be bound by any obligations or covenants under the Indenture except as set forth in this Eighteenth Supplemental Indenture or as otherwise required by the Trust Indenture Act.

Section 5.14. Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Eighteenth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Successor Issuer, the Co-Issuer, the Parent Guarantor and the Original Issuer, as applicable, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Eighteenth Supplemental Indenture.

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Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Supplemental Indenture to be duly executed as of the day and year first written above.

FREEPORT-MCMORAN OIL & GAS LLC, as Successor Issuer

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President & Treasurer

FCX OIL & GAS INC., as Co-Issuer

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President

FREEPORT-MCMORAN COPPER & GOLD INC., as Parent Guarantor

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

PLAINS EXPLORATION & PRODUCTION COMPANY, as Original Issuer

By:	/s/ Winston M. Talbert
	Name:	Winston M. Talbert
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Eighteenth Supplemental Indenture]

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

[Signature Page to Eighteenth Supplemental Indenture]